EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sterling Bancorp (formerly known as Provident New York Bancorp) of our reports dated December 9, 2013, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

August 8, 2014